EXHIBIT 10(g)

                            LUBY'S CAFETERIAS, INC.
                NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

 1. Purpose and Effectiveness

    The purpose of the Luby's Cafeterias, Inc. Nonemployee Director Deferred Compensation Plan (the "Plan") is to assist Luby's Cafeterias, Inc. (the "Company") in attracting and retaining the services of qualified individuals to serve on the Board of Directors of the Company. To accomplish these objectives, the Plan authorizes the establishment of procedures to defer income which the individuals do not wish to receive contemporaneously with service. The Plan shall be effective on January 1, 1995 (the "Effective Date").

 2. Participants

    Participants shall be directors of the Company who are not employees of the Company (the "Nonemployee Directors"). Any Nonemployee Director shall be eligible to participate in the Plan. A Nonemployee Director may become a participant in the Plan by electing to defer all or a portion of his or her director's fees in accordance with Section 3.

 3. Deferral of Director Fees

    (a) Deferral Election. By written notice to the Treasurer of the Company, received by the Treasurer of the Company, or postmarked not later than December 31 preceding the beginning of any calendar year, any Nonemployee Director may elect to defer all or a portion of his or her director's fees (including meeting, committee, and other fees) which may be payable to him or her by the Company for director services rendered during such calendar year ("Director's Fees") and to have such deferred Director's Fees held for his or her benefit under the terms of the Plan. Any such election must specify the amount of deferral and time and manner of distribution, as described in subsections (i) and (ii) below.

       (i) Amount of Deferral. Subject to a minimum annual deferral of $2,500, a participant must specify the amount of Director's Fees which he or she chooses to defer as (A) his or her total Director's Fees for the next year; or (B) a percentage of his or her total Director's Fees for the next year; or
            (C) a flat dollar amount not in excess of his or her total Director's Fees. If a participant elects to defer less than one-hundred percent of his or her Director's Fees, deferrals will be deducted on a pro-rata basis from the payment of Director's Fees for regularly scheduled meetings of the Board of Directors and other regularly scheduled payments to directors. Notwithstanding any other provisions hereof, a participant may not defer any portion of his or her Director's Fees which is attributable to attendance at meetings held prior to the Effective Date.

      (ii) Distribution. A participant must elect to receive the value of the deferred Director's Fees, plus earnings thereon, in (A) a single payment, or (B) in two or more equal annual installments, not to exceed five such annual installments; and commencing, at his or her election (x) thirty days following the date he or she ceases to be a Director, or (y) on a fixed future date specified in the written election notice, or (z) upon the participant's attainment of age 70.


    (b) Irrevocability. Deferral elections made under the Plan with respect to any calendar year will be final and, after commencement of such calendar year, cannot be amended or revoked in respect of Director's Fees for services rendered during such calendar year.

4.  Investment of Deferrals

    (a) Individual Accounts. When a participant has elected to defer a portion of his or her Director's Fees pursuant to Section 3, the Company shall establish an account on its books in his or her name and shall cause to be credited to such account as of each deferral date the dollar amount deferred on such deferral date.

    (b) No Trust Created. Notwithstanding any language to the contrary herein, or any action taken by the Company hereunder, the Plan shall not create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the participant, his or
        her beneficiary or any other person.   Any funds which may be invested
        under the Plan shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

    (c) Investment Credits. The participant's account shall be credited on the deferral date with the dollar amount designated for deferral. At the end of each calendar year quarterly period the participant's account will be credited with an amount equal to three months' interest on the average balance credited to such account during such quarter calculated at the average interest rate of a ten-year U.S. Treasury obligation as reported in the Wall Street Journal on the last day of the applicable calendar year quarter. The determination of the applicable interest-rate credit described in this subsection (c) shall be made by the Treasurer of the Company.

 5. Administration of the Plan

    The Board of Directors of the Company shall administer the Plan. The Board of Directors shall have plenary authority in its discretion to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to it; to determine the terms of deferral agreements executed and delivered under the Plan, including such terms and provisions as shall be requisite in the judgement of the Board of Directors to conform to any change in any law or regulation applicable thereto; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determination of the Board of Directors with respect to such matters shall be conclusive.

 6. Termination and Amendment of the Plan

    The Board of Directors may at any time terminate the Plan or make such modification or amendment of the Plan as it may deem advisable.

 7. Restriction Against Assignment

    The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan as participant or beneficiary, as appropriate, and not to any other person or corporation. No part of a participant's account shall be liable for the debts, contracts, or engagements of any participant, his or her beneficiaries or successors in interest, nor shall it be subject to execution by levy, attachment or garnishment or by any other legal or equitable proceedings nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

 8. Governing Law

    The Plan shall be governed by, construed, and enforced in accordance with the internal laws of the State of Delaware, and, where applicable, the laws of the United States.

 9. Expenses of Administration

    All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

10. Merger or Consolidation

    The Company agrees that it will not merge or consolidate with or sell its assets to any other corporation or entity unless and until such corporation or entity shall expressly assume the liabilities of the Company to the participant under the Plan.